AMENDED AND RESTATED
CERTIFICATE OF INCORPORTION OF
Colombia Goldfields Ltd.

Colombia Goldfields, Ltd., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), certifies that:
A.	The name of the Corporation is Colombia Goldfields, Ltd. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Nevada on March 25, 2003.
B.	The Corporation filed a Certificate of Amendment, pursuant to Nevada Revised Statutes 78.385 and 78.390, with the Nevada Secretary of State on May 16, 2005.
C.	The text of the Certificate of Incorporation is amended and restated to read as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, Colombia Goldfields, Ltd., has caused this Amended and Restated Certificate Incorporation to be signed by J. Randall Martin, a duly authorized officer of the Corporation, on July 26, 2006.

/s/ J. Randall Martin
J. Randall Martin
President, Chief Executive Officer and Director

ARTICLES OF INCORPORATION

OF

COLOMBIA GOLDFIELDS LTD.

* * * * *
FIRST

The name of the corporation is COLOMBIA GOLDFIELDS LTD.

SECOND

Its principal office in the state of Nevada is located at 6100 Neil Road, Suite 500, Reno, Nevada 89511. The name and address of its resident agent is The Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, Nevada 89511.

THIRD

The purpose or purposes for which the corporation is organized:

To engage in and carry on any lawful business activity or trade, and any activities necessary, convenient, or desirable to accomplish such purposes, not forbidden by law or by these articles of incorporation.

FOURTH

The amount of the total authorized capital stock of the corporation is consisting of Fifty Million (50,000,000) shares of common stock of the par value of $0.00001 each.

[Missing Graphic Reference]
FIFTH

The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation.

The names and addresses of the first board of directors are:

NAME	POST-OFFICE ADDRESS
Brock Harris	731 North Bonnie Brae Los Angeles, CA 90026

The number of members of the Board of Directors shall not be less than one nor more than thirteen.

SIXTH

The capital stock, after the amount of the subscription price, or par value, has been paid in shall not be subject to assessment to pay the debts of the corporation.

SEVENTH

The name and addresses of each of the incorporators signing the Articles of Incorporation are as follows:

NAME	POST-OFFICE ADDRESS
Arne G. Raabe	1506-1050 Burrard Street Vancouver, British Columbia Canada, V6Z 2S3

EIGHTH

The corporation is to have perpetual existence.

NINTH

In furtherance, and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

Subject to the bylaws, if any, adopted by the stockholders, to make, alter or amend the bylaws of the corporation.

To fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executed mortgages and liens upon the real and personal property of this corporation.

By resolution passed by a majority of the whole board, to designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the corporation, which, to the extent provided in the resolution or in the bylaws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the bylaws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

When and as authorized by the affirmative vote of stockholders holding stock entitling them to exercise at least a majority of the voting power given at a stockholders' meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the board of directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions as its board of directors deem expedient and for the best interests of the corporation.

TENTH

Meeting of stockholders may be held outside the State of Nevada, if the bylaws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

ELEVENTH

This corporation reserves the right to amend alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

TWELFTH

The corporation shall indemnify its officers, directors, employees and agents to the full extent permitted by the laws of the State of Nevada.